Exhibit 21.1
VAREX IMAGING CORPORATION
LIST OF SUBSIDIARIES

Name	Jurisdiction of Incorporation
3901 Carnation Street, LLC	Illinois, USA
Claymount Switzerland AG	Switzerland
Dexela Limited	United Kingdom
Direct Conversion AB (publ) (~98%)	Sweden
Direct Conversion GmbH	Germany
Direct Conversion Ltd	United Kingdom
MeVis Medical Solutions AG (73.7%)	Germany
Oy Direct Conversion Ltd.	Finland
Varex Imaging Americas Corporation	Illinois, USA
Varex Imaging Arabia, LLC (75%)	Saudi Arabia
Varex Imagens Brasil, Ltda.	Brazil
Varex Imaging Deutschland AG	Germany
Varex Imaging Equipment (China) Co., Ltd.	China
Varex Imaging France SARL	France
Varex Imaging Group Nederland B.V.	Netherlands
Varex Imaging Holdings, Inc.	Delaware, USA
Varex Imaging India Private Limited	India
Varex Imaging International AG	Switzerland
Varex Imaging International Holdings B.V.	Netherlands
Varex Imaging Investments B.V.	Netherlands
Varex Imaging Italia Srl	Italy
Varex Imaging Japan, K.K.	Japan
Varex Imaging Mexico, S. de R.L. de C.V.	Mexico
Varex Imaging Nederland B.V.	Netherlands
Varex Imaging Philippines, Inc.	Philippines
Varex Imaging Technologies (Beijing) Co. Ltd.	China
Varex Imaging UK Limited	United Kingdom
Varex Imaging West Holdings, Inc.	Delaware, USA
Varex Imaging West, LLC	Delaware, USA
Virtual Media Integration, LLC	Delaware, USA